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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT



    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



   Date of Report (Date of earliest event reported):     SEPTEMBER 22, 1998



                            NEWPARK RESOURCES, INC.
                    --------------------------------------
            (Exact name of registrant as specified in its charter)

           DELAWARE                  1-2960           72-1123385
-------------------------------   -----------    ------------------
(State or other jurisdiction      (Commission       (IRS Employer
      of incorporation)           File Number)   Identification No.)


         3850 NORTH CAUSEWAY, SUITE 1770
                METAIRIE, LOUISIANA                      70002
     (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code:  (504) 838-8222
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ITEM 5.  OTHER EVENTS.


     On September 22, 1998, Newpark Resources, Inc. ("Newpark") announced that it had settled the previously disclosed dispute concerning its obligations under the NOW Disposal Agreement with U.S. Liquids, Inc. ("USL"). The settlement terminates the NOW Disposal Agreement with respect to Newpark's contractual commitment to deliver waste to USL's disposal facilities, eliminates the final 20 years of the original contract and requires Newpark to pay USL $30 million over the next three years. Newpark also will have the right, but not the obligation, to deliver specified volumes of waste to USL's facilities for a period of three years without additional cost, and, subject to certain conditions, Newpark may extend the disposal arrangement for two additional one-year terms at an additional cost of approximately $8 million per year.

     As part of the settlement, USL agreed not to compete with Newpark in the marine-related waste disposal business for a period of three years. In addition, USL has secured the right to immediately enter the vessel and tank cleaning business in the U.S. Gulf Coast market and has purchased certain assets from Newpark for a total price of $2.2 million, to be paid to Newpark over the next four calendar quarters.

     Newpark also announced that it was reviewing the asset valuation of its wooden mat fleet in light of the start-up of production of its new composite plastic mats, which are intended to replace the majority of Newpark's wooden mats used to construct access roads and work sites in the U.S. Gulf Coast market. Newpark indicated that the aggregate pre-tax amount of the non-cash charges related to the revaluation of its wooden mat inventories, as well as possible revaluation of other categories of assets which may have been affected by technological changes or current market conditions, could approximate $66 million. These charges, along with the charges associated with the settlement with USL and the disruptive effects of three tropical storms in the western Gulf of Mexico in September 1998, would result in a third quarter net loss.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


     (a)  Financial Statements


          None.


     (b) Pro forma Financial Information


          None.


     (c)  Exhibits


          99.1  Text of Press Release issued by Newpark on September 22, 1998.

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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

                                    NEWPARK RESOURCES, INC.


Dated:  October 5, 1998             By:  /s/ Eric Wingerter
                                       --------------------------
                                       Eric Wingerter, Vice President

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